LLOYDS TSB GROUP STRUCTURE

The following is a list of the principal subsidiaries of Lloyds Banking Group plc at 31 December 2008. The audited consolidated accounts of Lloyds TSB Group plc for the year ended 31 December 2008 include the audited accounts of each of these companies.

Percentage of
	Country of	equity share
	registration/	capital and voting
Name of subsidiary undertaking	incorporation	rights held	Nature of business	Registered office
Lloyds TSB Bank plc	England	100%	Banking and financial	25 Gresham Street
			services	London EC2V 7HN
Scottish Widows plc	Scotland	100%*	Life assurance	69 Morrison Street
Edinburgh EH3 8YF
* Indirect interest